EXHIBIT 99.1

Inhibrx Initiates a Potential Registration-Enabling Phase 2 Study of INBRX-109 in Conventional Chondrosarcoma Patients, Updates Data for Ongoing Phase 1 Study and Announces Amended Loan Agreement with Oxford

–Median progression-free survival (PFS) of 7.6 months and disease control rate of 87.5% observed in conventional chondrosarcoma patients in Phase 1
–Additional $40M in cash received through the Oxford loan amendment

SAN DIEGO, June 21, 2021 /PRNewswire/ -- Inhibrx, Inc. (Nasdaq: INBX), a biotechnology company with four clinical programs in development, announced initiation of a potential registration-enabling Phase 2 study of INBRX-109 in conventional chondrosarcoma.
INBRX-109 is a precision-engineered, tetravalent death receptor 5 (DR5) agonist antibody designed to exploit the tumor-biased cell death induced by DR5 activation.

Chondrosarcoma is an orphan bone cancer with approximately 2,800 new patients diagnosed annually in the United States and the European Union. There are currently no therapeutics approved for the treatment of chondrosarcoma.

In January 2021, the U.S. Food and Drug Administration (FDA) granted Fast Track designation to INBRX-109 for the treatment of patients with unresectable or metastatic conventional chondrosarcoma.

Inhibrx provided updated results from an ongoing Phase 1 clinical trial evaluating the efficacy and safety of INBRX-109 in patients with conventional chondrosarcoma. Additional data will be presented at the Annual Connective Tissue Oncology Society (CTOS) Conference taking place on November 10-13, 2021.
•Disease control was observed in 14 of 16 patients (87.5%). Two patients (12.5%) achieved partial responses and 12 of 16 patients (75%) had stable disease measured by RECISTv1.1.
•Based on preliminary results of the ongoing Phase 1 study, the median progression-free survival (PFS) is 7.6 months, and the median overall survival has not been reached.
•Three patients have exceeded 52 weeks on treatment with INBRX-109, with 62 weeks being the longest duration of stable disease observed to date, with the patient still on study.
•The safety and tolerability profile in conventional chondrosarcoma was favorable with only 1 out of 16 patients experiencing a transient low grade and fully reversible sign of hepatotoxicity.
•The trial is ongoing with an additional 12 slots added for patients with IDH1 or IDH2 mutations to support ongoing biomarker discovery efforts.

A randomized, blinded, placebo-controlled, potential registration-enabling Phase 2 trial of INBRX-109 in conventional chondrosarcoma initiated this month. The primary objective of this trial is to evaluate the anticancer efficacy of INBRX-109, as measured by PFS per RECISTv1.1 and assessed by central independent radiology review. Patients with disease progression on placebo will be able to crossover to INBRX-109. An interim analysis will occur after 50% of the planned PFS events are observed.

Additionally, upon initiation of this study, Inhibrx’s loan agreement with Oxford Finance was amended and $40M in additional principal was received by Inhibrx on June 18, 2021.

About Inhibrx, Inc.
Inhibrx is a clinical-stage biotechnology company focused on developing a broad pipeline of novel biologic therapeutic candidates in oncology and orphan diseases. Inhibrx utilizes diverse methods of protein engineering to address the specific requirements of complex target and disease biology, including its proprietary sdAb platform. Inhibrx has collaborations with bluebird bio, Bristol-Myers Squibb and Chiesi. For more information, please visit www.inhibrx.com.

Forward-Looking Statements
Inhibrx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx's current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding: Inhibrx's and its investigators’ judgments and beliefs regarding the observed safety and efficacy to date of its therapeutic candidate, INBRX-109, discussions with and beliefs regarding future action by the U.S. Food and Drug Administration, and statements and beliefs regarding the future clinical development of INBRX-109 including statements indicating that the Phase 2 trial is registration-enabling and the presumption of positive results from Phase 1 clinical trials. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Inhibrx's business, including, without limitation, risks and uncertainties regarding: the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; its interpretation of initial, interim or preliminary data from its clinical trials, including interpretations regarding disease control and disease response; the timing or likelihood of regulatory filings and approvals; the successful commercialization of its therapeutic candidates, if approved; the pricing, coverage and reimbursement of its therapeutic candidates, if approved; its ability to utilize its technology platform to generate and advance additional therapeutic candidates; the implementation of its business model and strategic plans for its business and therapeutic candidates; its ability to successfully manufacture therapeutic candidates for clinical trials and commercial use, if approved; its ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; the scope of protection it is able to establish and maintain for intellectual property rights covering its therapeutic candidates; its ability to enter into strategic partnerships and the potential benefits of these partnerships; its estimates regarding expenses, capital requirements and needs for additional financing and financial performance; its expectations regarding the impact of the COVID-19 pandemic on its business; and other risks described in Inhibrx's filings with the U.S. Securities and Exchange Commission (the "SEC"), including under the heading "Risk Factors" in Inhibrx's Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Inhibrx undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains estimates and other statistical data made by independent parties and by Inhibrx. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

Investor and Media Contact:
Kelly Deck, CFO
kelly@inhibrx.com
858-795-4260